                                                                   EXHIBIT 10.23

                                               CONFIDENTIAL TREATEMENT REQUESTED
                                   UNDER 17 C.F.R. SECTIONS 200.80(b)(4), 200.83
                                              AND 240.24b-2. * INDICATES OMITTED
                                               MATERIAL THAT IS THE SUBJECT OF A
                                          CONFIDENTIAL TREATMENT REQUEST THAT IS
                                           FILED SEPARATELY WITH THE COMMISSION.


                            RESEARCH AND DEVELOPMENT

                                    AGREEMENT

                                     BETWEEN

                           ISIS PHARMACEUTICALS, INC.

                                       AND

                                 ZENECA LIMITED

                                TABLE OF CONTENTS


BACKGROUND...........................................................................    1


DEFINITIONS..........................................................................    1


RESEARCH PROGRAM; ANNUAL RESEARCH SUPPORT............................................    1

   2.1  GOAL OF RESEARCH COLLABORATION...............................................    1
   2.2  MANAGEMENT OF THE RESEARCH PROGRAM...........................................    2
   2.3  INFORMATION AND REPORTS......................................................    3
   2.4  TECHNOLOGY ACCESS FEE; RESEARCH PAYMENTS.....................................    3
   2.5  THE RESEARCH TERM............................................................    4
   2.6  PROPOSAL OF COMPOUNDS FOR DEVELOPMENT........................................    5
   2.7  REJECTED COMPOUNDS...........................................................    5
   2.8  EXPANSION OF THE RESEARCH COLLABORATION; SUBSTITUTION OR ADDITION OF TARGETS.    6
   2.9  TERMINATION OF RESEARCH PROGRAM FOR A TARGET.................................    8

ZENECA DEVELOPMENT AND COMMERCIALIZATION.............................................    8

   3.1  ZENECA DILIGENCE OBLIGATION..................................................    8
   3.2  ISIS DILIGENCE OBLIGATION....................................................    9
   3.3  DISCONTINUATION BY ZENECA OF DEVELOPMENT OR COMMERCIALIZATION................    9
   3.4  ISIS RIGHT TO DEVELOP AND COMMERCIALIZE ABANDONED COMPOUNDS..................   10
   3.5  ZENECA RIGHT TO RECONSIDER ABANDONED COMPOUNDS...............................   11
   3.6  SHARED COMPOUNDS.............................................................   11
   3.7  PROGRESS REPORTS.............................................................   11
   3.8  COMPULSORY LICENSING.........................................................   11

PAYMENTS FOR DEVELOPMENT CANDIDATES..................................................   12

   4.1  MILESTONE PAYMENTS...........................................................   12
   4.2  ROYALTY......................................................................   13
   4.3  TERM OF ROYALTY OBLIGATIONS..................................................   13
   4.4  PAYMENTS BY ZENECA...........................................................   14
   4.5  CURRENCY CONVERSION..........................................................   14
   4.6  TAXATION OF PAYMENTS.........................................................   14
   4.7  INTEREST.....................................................................   14

MANUFACTURING AND SUPPLY.............................................................   15

   5.1  RESEARCH SUPPLY..............................................................   15
   5.2  CLINICAL SUPPLY..............................................................   15
   5.3  COMMERCIAL SUPPLY............................................................   15
   5.4  MANUFACTURING INFORMATION....................................................   16

BOOKS AND RECORDS....................................................................   16

   6.1  RECORDKEEPING; AUDIT.........................................................   16

LICENSE GRANTS.......................................................................   17

   7.1  LICENSE FOR COLLABORATION PRODUCTS...........................................   17

TERM AND TERMINATION.................................................................   18

   8.1  TERM.........................................................................   18
   8.2  TERMINATION BY EITHER PARTY..................................................   18
   8.3  TERMINATION FOR BANKRUPTCY...................................................   19
   8.4  TERMINATION BY ZENECA WITHOUT CAUSE..........................................   19
   8.5  EFFECTS OF TERMINATION.......................................................   19

INVENTIONS AND PATENTS...............................................................   19

   9.1  INVENTIONS...................................................................   19
   9.2  PATENTS......................................................................   20
   9.3  PATENT MARKING...............................................................   20
   9.4  DEFENSE OF PATENT INFRINGEMENT SUITS.........................................   20
   9.5  SUITS FOR THIRD-PARTY INFRINGEMENT...........................................   21

WARRANTIES AND DISCLAIMERS...........................................................   22

   10.1   REPRESENTATIONS AND WARRANTIES.............................................   22
   10.2   DISCLAIMER.................................................................   23

INDEMNITY AND INSURANCE..............................................................   23

   11.1   INDEMNITY..................................................................   23
   11.2   INSURANCE..................................................................   24

TRADENAMES, TRADEMARKS, CONFIDENTIALITY AND PUBLICATIONS.............................   24

   12.1   TRADENAMES AND TRADEMARKS..................................................   24
   12.2   CONFIDENTIALITY............................................................   24
   12.3   SHARED CONFIDENTIAL INFORMATION............................................   24
   12.4   PUBLICATIONS...............................................................   25

MISCELLANEOUS........................................................................   25

   13.1   BANKRUPTCY.................................................................   25
   13.2   WAIVER.....................................................................   26
   13.3   ASSIGNMENT.................................................................   26
   13.4   NOTICES....................................................................   26
   13.5   GOVERNING LAW..............................................................   27
   13.6   AMENDMENT..................................................................   27
   13.7   FORCE MAJEURE AND HARDSHIP.................................................   27
   13.8   INDEPENDENT CONTRACTORS....................................................   28
   13.9   SEVERABILITY...............................................................   28
   13.10  ENTIRE AGREEMENT...........................................................   28
   13.11  DISPUTE RESOLUTION.........................................................   28
   13.12  GOVERNMENT APPROVALS.......................................................   29


LIST OF EXHIBITS

A.      DEFINITIONS
B.      RESEARCH PLAN
C.      JOINT MANAGEMENT COMMITTEE COMPOSITION
D.      RESEARCH TARGET PROFILE FOR THE INITIAL TARGETS
E.      TECHNOLOGY MILESTONE CRITERIA
F.      MANUFACTURING SPECIFICATIONS
G.      ISIS LICENSES
H.      GMO TERM SHEET

                       RESEARCH AND DEVELOPMENT AGREEMENT

        THIS RESEARCH AND DEVELOPMENT AGREEMENT (the "Agreement") is made as of the 18th day of December, 1998 by and between Isis Pharmaceuticals, Inc. ("ISIS"), a Delaware Corporation having a principal place of business at 2292 Faraday Avenue, Carlsbad, California 92008, and Zeneca Limited., 15 Stanhope Gate, London W1Y6LN, United Kingdom ("ZENECA").

                                   BACKGROUND

        ISIS is engaged in the research and development of therapeutic pharmaceutical products known as antisense oligonucleotides, and ISIS has accumulated considerable knowledge in the field of molecular biology, including processes and techniques relating to the design, investigation and research (including the synthesis) of oligonucleotides and oligonucleotide analogues.

        ZENECA has expertise in the research, development, distribution and exploitation of prophylactic and therapeutic treatments for human use.

        ZENECA and ISIS wish to establish a collaborative relationship to work jointly with one another with the aim to identify antisense compounds which inhibit the in vivo synthesis of certain biological molecules primarily involved in various disease processes, initially focusing on cancer in humans for ZENECA development and commercialization of products containing such antisense compounds initially focusing on specific targets.

THE PARTIES AGREE AS FOLLOWS:

                                    ARTICLE 1
                                   DEFINITIONS


        Capitalized terms used in this Agreement but not otherwise defined will have the meaning set forth in Exhibit A.

                                    ARTICLE 2
                    RESEARCH PROGRAM; ANNUAL RESEARCH SUPPORT

2.1     Goal of Research Collaboration.

        (a) The goal of the Research Collaboration is, through the combined efforts of ISIS and ZENECA scientists and using ISIS and ZENECA technology, to discover Compounds having the potential to be commercialized as drugs for human therapeutic use. The Research Collaboration will be conducted by ISIS and ZENECA and will be managed by the Joint Research Committee.

        (b) Research relating to a Target includes the elaboration of necessary cellular, biochemical and molecular-biological approaches (i.e., the development of the knowledge not already available to the two parties, the development and setting up of relevant assays) towards the inhibition of the expression of the protein target molecules by Antisense Technology as well as the conception, design, synthesis and development of therapeutic entities, including the characterization of their biophysical and pharmacokinetic properties. Subject to Section 3.1 the research relating to a Target will explore all reasonable therapeutic applications of a Compound.

        (c) The Research Collaboration will include access to all ISIS Technology for purposes of developing Compounds within the terms of article 7 except as described below. The Research Collaboration does not include research relating to or access by ZENECA to ISIS technology or Know-How relating to [ * ] of oligonucleotides. When and if the Parties decide to include such technology and research in the Research Collaboration, they will negotiate in good faith additional technology access fees to reflect ISIS investment in the technology and an appropriate increase in the Research Payments to fund additional research relating thereto.

        (d) ZENECA and ISIS will work together exclusively on the use of Antisense Technology to discover, develop or commercialize antisense inhibitors for any Target for which ZENECA has an Active Target Program. ISIS will not license or assign to a Third Party any ISIS Target Patents relating to a particular target for so long as ZENECA has an Active Target Program for that Target.

2.2     Management of the Research Program.

        (a) The Research Collaboration will be managed by a Joint Research Committee composed of 4 members: 2 members to be designated by each party. The initial composition of the Joint Research Committee is set forth in Exhibit C. Each party will be entitled to designate from time-to-time a successor to the member previously designated by it unless the other party has a reasonable objection to such successor.

        (b) The Joint Research Committee will hold meetings as necessary but at least twice per year, at times and locations to be mutually agreed upon. The minutes of the meetings will be recorded and marked "confidential" and will be subject to the secrecy obligations and restrictions on use contained in Paragraphs 12.2 and 12.3.

        (c) The Joint Research Committee will review and evaluate the work on the Research Collaboration. Its functions will be to decide:

                (i) on Targets to be included within the Research Collaboration;

                                              * CONFIDENTIAL TREATMENT REQUESTED

                (ii) on Research Target Profiles for any Target (including any subsequent modifications of such Research Target Profile);

                (iii) on therapeutic indications to be pursued for Compounds inhibiting a Target;

                (iv) the territorial patenting strategy for Compounds and the "freedom to operate" position by patent due diligence on new Targets or Compounds;

                (v) assignment of financial resources and personnel to specific Targets; and/or emphasis among Targets;

                (vi)    approval of Target-specific Research Plans;

                (vii) determination of whether a Compound fulfills the Research Target Profile;

                (viii)  approval of Excess Research Costs;

                (ix) when necessary, on taking appropriate action to adopt alternative approaches or to make recommendations on redirecting or restructuring the Research Plan set out in Exhibit B; and

                (x) determine the detailed manufacturing specifications for research Compounds.

        (d) The Joint Research Committee will act by unanimous decision. Disputes will be resolved pursuant to Paragraph 13.11 hereof.

2.3     Information and Reports.

        ISIS will promptly make available and disclose to ZENECA all information regarding the design, synthesis and screening of lead antisense oligonucleotides for the Targets generated by ISIS in carrying out the Research Collaboration. All discoveries or inventions made by ISIS in undertaking the Research Collaboration will be promptly disclosed to ZENECA. ISIS will keep ZENECA promptly informed of all patenting activities undertaken by ISIS, including without limitation, the opportunity to comment on the specifications filed after any first provisional or priority patent filing on any invention and patent prosecution in PCT, USA, Europe and Japan. ISIS and ZENECA will exchange at a minimum, monthly verbal or written reports, presenting a meaningful summary of the work done under this Agreement. In addition, at ZENECA's request, ISIS will provide written reports of any studies performed by ISIS required to support regulatory submissions to be made by ZENECA, its Affiliates or Sublicensee and will allow ZENECA, its Affiliates or Sublicensees to use the data included in such reports to support such submissions.

2.4     Technology Access Fee; Research Payments.

        (a) ZENECA will pay to ISIS [ * ] million in technology access fees payable as follows:

                (i) $2,000,000 payable upon the later of (x) execution of this Agreement or (y) 15 days after execution of the GMO License Agreement;

                                              * CONFIDENTIAL TREATMENT REQUESTED

                (ii)    [ * ] on June 30, 1999;

                (iii) [ * ] payable within 45 days after ISIS first achieves the Technology Milestone.

        (b) As payment for the research to be conducted by ISIS in the Research Collaboration, ZENECA will pay to ISIS [ * ] during the Research Term, in four equal quarterly installments of [ * ] beginning on the Effective Date and every 3 months thereafter (the "Research Payments"). [ * ]

        (c) Within 12 months of the Effective Date, Zeneca may either add or substitute [ * ] as an Initial Target in the Research Collaboration pursuant to Paragraph 2.7 hereof. If [ * ] is added as a Target, [ * ] . The Joint Research Committee will determine the length of the [ * ] project and related research payments.

        (d) The Research Payments will be applied exclusively to cover only work of the [ * ] employed in carrying out work under this Research Collaboration [ * ]. Any studies or work agreed by ZENECA to be conducted outside ISIS, or within ISIS but outside the scope of the Research Plan described in Exhibit B (including, without limitation any ISIS Development Expenses), and any compound to be supplied [ * ], as described above in any calendar year will be paid for by ZENECA separately, with such costs called "Excess Research Costs." Excess Research Costs will be invoiced by ISIS to ZENECA with payment due within [ * ] of receipt of invoice. Excess Research Costs for [ * ] will be billed at [ * ] (including an appropriate allocation of the costs of process development, analytical development and scale up for such manufacture). [ * ]

2.5     The Research Term.

        (a) The Research Term will be three years beginning with the Effective Date and will be cancelable by ZENECA for any reason at the end of the second year with 6 months prior written notice (i.e., by notice given on or before the 18-month anniversary of the Effective Date). Failure to cancel at the end of the second year will automatically extend the agreement to the full 3-year term; however, the scope of Research Payments for the third year will be mutually agreed to by the Joint Research Committee in light of the agreed Research Collaboration program needs.


                                              * CONFIDENTIAL TREATMENT REQUESTED

        (b) The Research Term may be extended by mutual consent at any time prior to the end of the [ * ] year for [ * ] additional extensions of [ * ] as specified by ZENECA at the time of the extension, based on the program of work agreed to by the Joint Research Committee on the terms contained herein, [ * ]. The scope of the Research Payments for each subsequent year will be mutually agreed to by the Joint Research Committee in the light of the agreed Research Collaboration program needs. Notwithstanding the foregoing, if the program of work is earlier completed or if the program appears unlikely to be successful, the Parties can, upon mutual agreement, terminate any extension of the Research Term sooner.

2.6     Proposal of Compounds for Development.

        (a) During the course of the Research Collaboration, the Joint Research Committee will propose to ZENECA Compounds, which the Joint Research Committee determines meet the Research Target Profile for selection as Development Candidates. ZENECA will have [ * ] days after receiving the Joint Research Committee's proposal to accept or reject any such Compound.

        (b) Within [ * ] days of [ * ], ZENECA will pay to ISIS an [ * ] and ZENECA will have the exclusive right to develop and commercialize such Development Candidate and subsequent Development Candidates inhibiting the same Target as provided herein.

2.7     Rejected Compounds.

        (a) Compounds which the Joint Research Committee determines meet Research Target Profile but which are not accepted by ZENECA for development as Development Candidates will continue to be owned in their entirety by ISIS. However, ISIS will not have the right to develop, commercialize or sublicense any such Compounds for so long as ZENECA has an Active Target Program for the Target for such Compound.

        (b)     [ * ]


                                              * CONFIDENTIAL TREATMENT REQUESTED

        (c) At the time ZENECA ceases to have an Active Target Program, such Target will be considered an Abandoned Target and ISIS will be free to develop and commercialize any Compound inhibiting such Target fully with, subject to Paragraph 3.4 no further obligation to ZENECA. Notwithstanding the foregoing, ZENECA will retain the right to use any such Compound for internal research purposes.

2.8     Expansion of the Research Collaboration; Substitution or Addition of
        Targets.

        (a) ZENECA may, upon mutual agreement with ISIS, at any time during the first [ * ] months of the Research Collaboration Term, substitute or add [ * ] as a Target. [ * ] may be (i) substituted for one of the other Initial Targets or for any subsequently added Cancer-Related Target for no additional technology access fee and, assuming that the mutually agreed research plan for [ * ] is similar to that for the Target being substituted, for no additional Research Payments or (ii) added as a Target by initiation of a research program and an increase in the Research Payments which will be agreed by the Joint Research Committee, subject to the Inflation Rate beginning on the second anniversary of the Effective Date. The substitution or addition may occur (i) with [ * ] months prior notice for a substitution or [ * ] months prior notice for an addition; and
                (ii) upon agreement by ZENECA, if required, that the Research Collaboration Term will extend for a period to be determined by the Joint Research Committee to include the term of the Survivin research program following such substitution or addition.

        (b) ZENECA may, upon mutual agreement with ISIS at any time during the Research Collaboration Term add additional Cancer-Related Target(s) and subsequently substitute or add such Cancer-Related Target(s) to the Research Collaboration. The substitution or addition to the Research Collaboration may occur (i) with at least [ * ] months notice for a substitution or addition; (ii) upon agreement by ZENECA that the Research Collaboration Term will continue for at least [ * ] months following the substitution or addition. If a substitution is made, assuming that the mutually agreed upon research plan for the new Target is similar to that for the Target being substituted, there will be no increase in Research Payments when such substitution is made. Addition of Cancer-Related Targets will require the payment of additional technology access fees [ * ]. In addition, if the Target is [ * ], the Parties will agree on additional upfront funding [ * ]; [ * ], [ * ]. If ZENECA designates a desire to add [ * ]


                                              * CONFIDENTIAL TREATMENT REQUESTED

           [ * ]

        (c) ZENECA may, upon mutual agreement with ISIS at any time during the Research Collaboration Term add additional Non-Cancer-Related Target(s), and subsequently substitute or add such Non-Cancer-Related Target(s) to the Research Collaboration. The substitution or addition to the Research Collaboration may occur (i) with at least [ * ] months notice for a substitution or [ * ] months notice for an addition; (ii) upon agreement by ZENECA that the Research Collaboration Term will continue for at least [ * ] months following the substitution or addition. If a substitution is made, assuming that the mutually agreed upon research plan for the new Target is similar to that for the Target being substituted, there will be no increase in Research Payments when such substitution is made. Addition of non-cancer-related Targets will require the payment of additional technology access fees [ * ]. If ZENECA designates a desire to add [ * ].

        (d) ISIS and ZENECA will negotiate in good faith any additional terms for the substitution or addition of Targets beyond the Initial Targets. ISIS will have no obligation to substitute or add a Target for one that is subject to active discussions, negotiations or an agreement with a Third Party. ISIS will notify ZENECA of the initiation of discussions with a Third Party regarding Apoptosis Targets unless it is precluded from doing so by confidentiality restrictions.


                                              * CONFIDENTIAL TREATMENT REQUESTED

        (e) For purposes of this paragraph 2.7 "substitution" will mean the termination of a research program relating to one Target and the initiation of a similar research program for the substituted Target. The Target for which the research program is terminated will thereafter be deemed to be an Abandoned Target and the new Target will become a Target for purposes of this Agreement.

2.9     Termination of Research Program for a Target.

        (a) ZENECA may at any time after [ * ] discontinue research relating to any specific Target [ * ]. The Joint Research Committee will determine the reallocation of the funding for a discontinued Target among the other Targets. For each Abandoned Target, ISIS will be free to continue research on Compounds to inhibit such Target and to use, make, have made and sell the resulting products for such Abandoned Target in accordance with Paragraph 2.7.

        (b) Discontinuation of research in a particular Target will not affect the continuation of the Research Collaboration in accordance with its terms.


                                    ARTICLE 3
                    ZENECA DEVELOPMENT AND COMMERCIALIZATION


3.1     ZENECA Diligence Obligation.

        (a) ZENECA will use commercially reasonable efforts to develop a Development Candidate as expeditiously as possible consistent with ZENECA's own practices for drugs of similar commercial potential and for all indications for which ZENECA reasonably determines the Development Candidate is likely to be commercially attractive. If ZENECA determines that it will not develop a Development Candidate for such commercially attractive indication outside of the initial therapeutic focus of the Target as determined by the Joint Research Committee, taking into account ZENECA's overall development plan for the Development Candidate for all indications, ZENECA will reasonably consider development and commercialization of the Development Candidate by ISIS or a Third Party in any indication ZENECA is not pursuing. Such consideration by ZENECA will be intended to maximize the commercial value of the Development Candidate to ZENECA and ISIS without jeopardizing the development or commercialization of the Development Candidate by ZENECA in the indication ZENECA is pursuing. Determination by ZENECA not to permit such commercialization on the grounds that such development could jeopardize the development or commercialization of the Development Candidate shall be deemed to be reasonable.


                                              * CONFIDENTIAL TREATMENT REQUESTED

        (b) ZENECA will use commercially reasonable efforts to commercialize and sell Collaboration Product in each of the Major Countries for all commercially attractive indications as determined by ZENECA in
            Article 3.1(a) as expeditiously as is reasonable consistent with sound scientific and business judgment and ZENECA's practices with drugs of similar commercial potential. ISIS will provide ZENECA with assistance reasonably requested by ZENECA which will be billed to ZENECA as ISIS Development Cost [ * ].

        (c) If ZENECA fails in its obligations to develop or commercialize a Development Candidate or Collaboration Product under subparagraph
            (a) or (b) above, at the option of ISIS and after written notice from ISIS and a reasonable opportunity to cure such failure but ZENECA having failed to do this within a reasonable period ZENECA will be deemed to have abandoned such Development Candidate or Collaboration Product and such Compound will become an Abandoned Compound. If such failure relates solely to the failure to commercialize a Collaboration Product in a particular Major Country or if, after written notice from ISIS, ZENECA fails to commercialize a Collaboration Product in a country that is not a Major Country in a manner consistent with ZENECA's typical product launch strategy, the Collaboration Product will become an Abandoned Compound only for that country and ISIS will have the right to commercialize such Collaboration Product in such country whether or not ZENECA has an Active Target Program relating to such Collaboration Product. Failure by ZENECA to adequately develop a Development Candidate or to commercialize a Collaboration Product pursuant to this Paragraph 3.1(c) will not constitute a material breach of this Agreement pursuant to Paragraph 8.2.

3.2     ISIS Diligence Obligation.

        ISIS agrees to commit the resources set forth in Paragraph 2.4(c) to exert the efforts necessary and reasonable and consistent with its normal business practices to execute and substantially perform its obligations under the Research Plan, to maintain and utilize the scientific staff, laboratories, offices and other facilities consistent with such undertaking and to reasonably cooperate with ZENECA in the conduct of the Research Collaboration.

3.3     Discontinuation by ZENECA of Development or Commercialization.

        ZENECA may discontinue development of any Development Candidate or commercialization of any Collaboration Product by giving written notice to ISIS. Upon such discontinuation, all rights to such Development Candidate will revert to ISIS and be considered an Abandoned Compound. Failure of ZENECA to develop a Development Candidate or commercialize a Collaborative Product pursuant to Paragraph 3.1 will be deemed to constitute discontinuation of


                                              * CONFIDENTIAL TREATMENT REQUESTED
        development or commercialization and the Development Candidate or Collaboration Product will become an Abandoned Compound with or without notice to ISIS hereunder. [ * ].

3.4     ISIS Right to Develop and Commercialize Abandoned Compounds.

        (a) If, and when, ZENECA does not have an Active Target Program relating to an Abandoned Compound or if ISIS has the right to commercialize the Abandoned Compound in a particular country or countries pursuant to Paragraph 3.1 (c), ISIS will be free to develop and/or commercialize such Abandoned Compound.

        (b) Following the occurrence of any event described in 3.4(a) above and at ISIS' request, ZENECA will provide in so far it is legally able to do so, and on a non-exclusive basis to ISIS all rights, licenses or other permissions obtained including, without limitation all clinical and preclinical data, regulatory submissions obtained by ZENECA together with, access to ZENECA technology utilized by ZENECA in the development of such Development Candidate both of which exist at the date a Development Candidate becomes an Abandoned Compound and are necessary or useful to continue the development and/or commercialization of such Abandoned Compound, [ * ]:


                  STAGE OF COMPOUND ABANDONMENT                       ROYALTY
                  -----------------------------                       -------
        [ * ]                                                          [ * ]
        [ * ]                                                          [ * ]
        [ * ]                                                          [ * ]
        [ * ]                                                          [ * ]


           Royalties will be paid to ZENECA hereunder on the same basis and terms as royalties are paid to ISIS by ZENECA hereunder.

           If ZENECA has incorporated into the Abandoned Compound significant proprietary ZENECA technology or Third Party technology which it may sublicense to ISIS (including, but not limited to, specialized formulation or delivery technology) the Parties will negotiate in good faith an additional royalty for access to such technology, if required.


                                              * CONFIDENTIAL TREATMENT REQUESTED

3.5     ZENECA Right to Reconsider Abandoned Compounds.

        (a) If ISIS pursues the development and/or commercialization of an Abandoned Compound, ZENECA will have a right of first negotiation to reacquire such Abandoned Compound on the earlier of: (i) if ISIS determines that it desires to license such Abandoned Compound to a Third Party (a commercial distribution arrangement will explicitly not be considered a license for these purposes) or (ii) prior to initiation of Pivotal Quality Clinical Study for such Abandoned Compound if ISIS has not licensed rights to a Third Party at that time. If ZENECA desires to be considered a commercial distributor for an Abandoned Product, ISIS will reasonably consider such request.

        (b) At the time ZENECA has the right to reacquire an Abandoned Compound, ISIS will provide ZENECA with access to all material data relating to such Abandoned Compound. ZENECA will have [ * ] following receipt of such information to initiate good faith negotiations with ISIS. Should the Parties fail to reach a mutually agreeable set of terms, ISIS will be free to license the Abandoned Compound to a Third Party on terms no more favorable to such Third Party than those last offered by ZENECA, or to continue on its own to develop and commercialize the Abandoned Compound.

3.6     Shared Compounds.

        ZENECA may, at its option, offer to ISIS the opportunity to participate in the joint development and commercialization of a Development Candidate, on a [ * ].

3.7     Progress Reports.

        Beginning on January 30 in the calendar year in which, in the case of ZENECA the first Development Candidate is accepted by ZENECA and in the case of ISIS, an Abandoned Compound is taken into development by ISIS or, if the period following such acceptance to January 30 is less than 6 months, then on the following January 30, each party will submit to the other on each January 30 an annual written progress report summarizing its activities related to product development and clinical evaluation of Development Candidates and Abandoned Compounds as appropriate and the efforts to secure governmental approval to market the Collaboration Products.

3.8     Compulsory Licensing.

        If a Third Party seeks a compulsory license for a Collaboration Product in accordance with appropriate provisions of the laws of any country and ISIS and ZENECA agree that the Third Party is legally entitled to such license or the Third


                                              * CONFIDENTIAL TREATMENT REQUESTED

        Party is awarded such license by a decision of the appropriate governmental authority to make such decisions, the granting of such license will not constitute a breach of ISIS' obligations ZENECA will have right to reduce the royalty on sales in such country to an amount no greater than the amount payable by the said Third Party as consideration for the compulsory license.

                                    ARTICLE 4
                       PAYMENTS FOR DEVELOPMENT CANDIDATES

4.1     Milestone Payments.

        (a) Subject to Subparagraph (b) and (d) below, in addition to the other payments required to be made by ZENECA hereunder, ZENECA will pay to ISIS the following amounts with respect to each Development Candidate to reach each milestone:


        [ * ]                                                         [ * ]
        [ * ]                                                         [ * ]
        [ * ]                                                         [ * ]
        [ * ]                                                         [ * ]


        (b) Milestone Payments made for a Development Candidate, which inhibits a specific Target, [ * ]. Milestone payments [ * ] for a Development Candidate for which a milestone has already been paid. Milestones [
            * ] in clinical trials [ * ] for such subsequent Development Candidate at which time, [ * ] , the previously unpaid milestone payment for the subsequent Development Candidate will be paid.

        (c) All milestone payments will be due within 45 days of the milestone being met.

        (d) If ZENECA sublicenses development or commercial rights to a Collaboration Product to a Third Party, ZENECA will pay to ISIS the amount ISIS would have received under this Agreement had ZENECA conducted the development or commercialization. If this cannot be achieved within the terms of the proposed sublicense, ZENECA and ISIS will negotiate in good faith payment terms for ISIS which are acceptable to both parties.


                                              * CONFIDENTIAL TREATMENT REQUESTED

4.2     Royalty.

        (a) In consideration of the license rights set forth in Article 7 hereof, ZENECA will pay a royalty to ISIS on each Collaboration Product equal to:

            [ * ] of Net Sales Revenue for the Collaboration Product [ * ] for such Collaboration Product paid pursuant to Paragraph 4.1(a) [ * ], and (ii) any royalty [ * ]; provided, however, that the royalty payment on Net Sales Revenue will not be [ * ]. Because ISIS will be paying directly to Genzyme Molecular Oncology the royalties owed under the GMO License Agreement, the royalty payable to ISIS hereunder for a Collaboration Product [ * ] will not be [ * ] for so long as, and in such territories for which, royalties are owed by ISIS to Genzyme Molecular Oncology under the GMO License Agreement for such Collaboration Product.

        (b) The royalties payable hereunder [ * ].

4.3     Term of Royalty Obligations.

        The royalty obligations specified in Paragraph 4.2 will be due and payable and continue as to each Collaboration Product on a country by country basis from the date of First Commercial Sale for the longer of:
        (i) the term of the last to expire of the ISIS Patents which prevents a Third Party from discovering, developing, making, using or selling such Collaboration Product in that country; [ * ]. ZENECA will notify ISIS promptly upon introduction of each Collaboration Product in each country. Upon termination of the royalty payment obligation, ZENECA will have, in perpetuity, a fully paid license under the ISIS Technology to discover, develop, make, have made, use, sell, have sold Collaboration Product without further accounting to ISIS.


                                              * CONFIDENTIAL TREATMENT REQUESTED

4.4     Payments by ZENECA.

        Royalties owed by ZENECA to ISIS pursuant to this Article 4 will be paid no later than 45 days after the end of the calendar quarter during which such royalties accrued.

4.5     Currency Conversion.

        Royalties will be calculated and paid in United States dollars. For the purpose of computing the Net Sales Revenue made in a currency other than United States dollars, ZENECA will convert such currency from local currency to pounds sterling on a consistent monthly basis using a 5 day average of exchange rates published by Reuters and then convert such pounds sterling to United States dollars monthly using the average of the exchange rate from pounds sterling to United States dollars published by Reuters for the same 5 days provided, however, that with respect to Net Sales Revenue from sales made in a currency other than United States dollars by ZENECA's Affiliates a quarterly exchange rate shall be used for both the conversion from local currency to pound sterling and from pound sterling to United States dollars that is the average of the foregoing exchange rates for each of the three months in the quarter. The foregoing conversion method is in accordance with ZENECA's current accounting policies. In the event ZENECA's policies for currency conversion change in the future, the parties will meet and mutually agree upon a new conversion method.

4.6     Taxation of Payments.

        ZENECA will withhold taxes from the royalty or other payments as required by the internal tax law of the U.K. In the case of such withholding being applicable, ISIS may apply for the reduction of rate of withholding tax under the U.K./U.S. Income Tax Treaty with the assistance of ZENECA and, provided the claim is accepted and ZENECA is duly authorized by the Inland Revenue, ZENECA will apply the reduced rate accordingly. If applicable laws required that taxes be withheld, ZENECA will deduct those taxes from the remittable payments, make timely payment of the taxes to the proper taxing authority, and send a confirmation of such payment in a form approved by the UK Inland Revenue to ISIS within 60 days following that payment.

4.7     Interest.

        All payments due hereunder from ZENECA that are not paid to ISIS when due and payable as specified in the Agreement will bear interest at an annual rate [ * ], or at such lower rate of interest as will then be the maximum rate permitted by applicable law.


                                              * CONFIDENTIAL TREATMENT REQUESTED

                                    ARTICLE 5
                            MANUFACTURING AND SUPPLY

5.1     Research Supply.

        ISIS agrees to supply all of ZENECA's requirements of Development Candidates for its research program under the Research Collaboration in the amounts and in accordance with the specifications set out in Exhibit F.

5.2     Clinical Supply.

        ISIS will, if ZENECA requests, supply all of ZENECA's requirements of Development Candidates required for clinical trials [ * ]. ISIS will supply clinical material on the same basis as research material billed as Excess Research Costs pursuant to mutually agreed upon specifications. ZENECA will provide ISIS with 18-month rolling forecast and a final purchase order [ * ]. Timing of deliveries will be scheduled consistent with ISIS' other facility requirements and ZENECA's reasonable needs for clinical supply stocking. The Parties will negotiate in good faith the terms of a clinical supply agreement containing these and other customary terms. If ISIS is not able to supply Development Candidates or if ZENECA determines to obtain supply from a Third Party, then ISIS will, at ZENECA's request, promptly transfer all necessary technology and technical assistance [ * ].

5.3     Commercial Supply.

        (a) ZENECA will be free to obtain commercial supply of Collaboration Products from the manufacturer of its choice. If ZENECA desires ISIS to provide commercial supply of Collaboration Products and if ISIS has the capacity and desire to do so, the parties will negotiate in good faith the terms of a commercial supply agreement to be concluded before the initiation of the first Pivotal Quality Clinical Trial.

        (b) If ISIS is not able to provide commercial supply or ZENECA determines to manufacture Collaboration Products itself or through an Affiliate or have Collaboration Products manufactured by a Third Party then ISIS will, at ZENECA's request, promptly transfer all necessary technology and technical assistance and grant a [ * ]


                                              * CONFIDENTIAL TREATMENT REQUESTED

           [ * ].

5.4     Manufacturing Information.

        As reasonably requested by ZENECA, ISIS will provide ZENECA all information in ISIS control relating to Development Candidates and Collaboration Products being developed by ZENECA including without limitation information regarding process, in process control methods, final product characterization/analysis methods, scale, cost and alternative manufacturing sites.

                                    ARTICLE 6

                                BOOKS AND RECORDS

6.1     Recordkeeping; Audit.

        (a) Each party will keep accurate accounts and records in sufficient detail to properly determine the royalties payable to the other under this Agreement for at least 3 years following the end of the calendar quarter to which they pertain.

        (b) Each party will make available such accounts and records for inspection during such 3 year period by a certified public accountant retained by the other for such purpose, solely for the purpose of verifying the royalty payments hereunder. Such inspections may be made no more than once in each calendar year, at reasonable times mutually agreed upon by the parties after at least 15 days written notice to the other.

        (c) If an audit concludes that additional royalties were owed during the period audited, the party in default will pay the additional royalties within 45 days of the date the other party delivers to it the accounting firm's written report. The fees charged by such accounting firm will be paid by the party initiating the inspection unless the additional royalties owed by the party in default exceed 5% of the royalties paid for the period subject to the audit, in which case that party will pay the fees of the accounting firm.

        (d) Each party will include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to the other party, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by the other's independent accountant to the same extent required of the Licensor under this agreement.

        (e) Each party will treat all financial information subject to review under this Paragraph 6.1 or under any sublicense agreement in accordance with the confidentiality provisions of this Agreement.


                                              * CONFIDENTIAL TREATMENT REQUESTED

        (f) ISIS will maintain complete and accurate records which are relevant to its expenditure of research manpower provided under this Agreement pursuant to the Research Plan. With reasonable notice, said records will be open during reasonable business hours for a period of from [ * ] for examination at ZENECA's expense by an independent certified public accountant appointed by ZENECA and reasonably acceptable to ISIS. Such examination will be for the sole purpose of verifying for ZENECA the cost of the research conducted and whether or not funds received by ISIS from ZENECA were used for conducting the research.

                                    ARTICLE 7
                                 LICENSE GRANTS

7.1     License for Collaboration Products.

        In consideration of the payments made under Paragraphs 2.6, 4.1 and 4.2:

        (a) ISIS hereby grants to ZENECA and its Affiliates during the term of the Collaboration a co-exclusive (with ISIS), worldwide, non-transferable royalty free license under the GMO License Agreement subject to the terms of this Agreement, solely to the extent necessary or appropriate to carry out ZENECA's responsibilities under this Agreement.

        (b) Upon payment by ZENECA of the milestone payment due on [ * ] for a Collaboration Product, ISIS will grant to ZENECA (i) a worldwide exclusive, sublicensable license under the portions of the ISIS Technology necessary to make, have made, use and sell such Collaboration Product and the right to sue any Third Party for any act of infringement of any such portion of the ISIS Technology in the event that the Third Party infringes an ISIS Target Patent under this 7.1(b), (ii) a worldwide, exclusive, sublicensable license to the ISIS Target Patents relating to the Target of the Collaboration Product to make, have made, use and sell such Collaboration Product and to sue any Third Party for any act of infringement within the scope of the claims of such ISIS Target Patent. If ZENECA reasonably determines that it is necessary for it to obtain the licenses granted hereunder [ * ] in order to allow sublicensing in a territory in which ZENECA cannot reasonably develop or commercialize on its own, ISIS will grant such licenses upon notice from ZENECA of its requirement and an agreement from ZENECA to pay ISIS any additional expenses incurred by it for example, fees required to convert patents and/or patent applications to Large Entity status.

        (c) Nothing contained herein will be deemed to grant a license to any technology not owned or controlled by ISIS or to any technology of which ISIS is a licensee but for which ISIS is prohibited from granting sublicenses all which technology existing at the date of this Agreement is identified in Exhibit G.


                                              * CONFIDENTIAL TREATMENT REQUESTED

        (d) For any technology acquired by ISIS from a Third Party before the Effective Date (which is described in Exhibit G) or after the Effective Date which is necessary or useful to make, use or sell a Collaboration Product, before such technology is included in any license granted pursuant to Paragraph 7.1(a), ZENECA and ISIS will negotiate a mutually agreeable set of terms for the inclusion of such technology, which terms will consider the cost to ISIS to acquire and develop such technology as well as any milestone or royalty payments ISIS may owe to the licensor with respect to such technology. The Parties acknowledge and agree that the Patents licensed to ISIS pursuant to the GMO License Agreement are included herein under the terms contained herein with no additional negotiation.

        (e) ISIS will not take any action after the Effective Date that would encumber its technology in any way that would impair its ability to grant the licenses contemplated hereunder.

        (f) ZENECA agrees that the rights and licenses granted hereunder do not provide to ZENECA the right to use ISIS Technology for any purpose except as expressly provided in this Paragraph 7.1.

                                    ARTICLE 8
                              TERM AND TERMINATION

8.1     Term.

        This Agreement will be in effect beginning the Effective Date and, unless otherwise terminated by operation of law or by acts of the Parties in accordance with the terms of this Agreement, will remain in effect until the last to expire of any royalty obligation under Paragraph 4.2. Provided, however, that if the GMO License Agreement is not executed by January 31, 1999, in accordance with Exhibit H, in so far as is necessary to protect ZENECA's freedom-to-operate hereunder with respect to the patents covered thereby, ZENECA will have the right to terminate the Agreement or, at its option, to initiate renegotiation of the Agreement.

8.2     Termination by Either Party.

        (a)    Termination for Breach.

               In the event of either Party being in default of any material obligation contained in this Agreement and failing to cure or obtain the cure of such breach within 60 days after receipt of written notice thereof from the non-defaulting party (45 days in the case of any payment required to be made hereunder); provided, however, that if the defaulting party is unable to cure a breach for causes beyond its reasonable control, then such sixty-day period will be extended for a period of time reasonable under the circumstances as long as the defaulting party is continuing to pursue such a cure in good faith; provided, further that in the event of a good faith dispute about payment amounts, the party allegedly owing the money may deposit any contested amount (but not the uncontested portion, which must be paid) in an interest bearing escrow account pending resolution of such contest, with the prevailing party receiving both principal and interest upon resolution.

        (b) Notwithstanding the foregoing, in the event of an uncured material breach by one party the non-breaching party may choose not to terminate this Agreement and to continue it in full force with all of the rights and obligations of the Parties continuing in place and may rely in stead on a damage remedy to compensate for the effects of the breach.


8.3     Termination for Bankruptcy.

               The institution by or against either party of proceedings to be adjudicated as bankrupt or insolvent or to be reorganized or released under any bankruptcy or equivalent statute applicable to that party, the appointment of a receiver, liquidator or trustee, or the making of an assignment for the benefit of creditors; provided, however, that if any such proceeding is instituted without the consent or acquiescence of that party against whom such order is made, this Agreement may not be terminated if such party causes such proceedings to be dismissed within 60 days from the date the proceeding was instituted.

8.4     Termination By ZENECA Without Cause.

        After the Research Collaboration Term as defined in Paragraph 2.5, ZENECA may terminate this Agreement by written notice to ISIS.

8.5     Effects of Termination.

        Upon termination of this Agreement by ISIS or ZENECA pursuant to Paragraph 8.2 or 8.3, all rights and licenses granted by ISIS to ZENECA will terminate and the right to develop Development Candidates and to commercialize Collaboration Products will revert to ISIS.

                                    ARTICLE 9
                             INVENTIONS AND PATENTS

9.1     Inventions.

        ISIS will retain title to inventions, whether or not patentable, made solely by employees of or consultants to ISIS, and to patents thereon. ZENECA will retain title to inventions, whether or not patentable, made solely by employees of or consultants to ZENECA and to patents thereon. ISIS will hold title to all inventions, whether or not patentable, made jointly by employees of or consultants to ISIS and ZENECA and to patents thereon.

9.2     Patents.

        ISIS will be responsible to diligently file, prosecute and maintain in force and defend in those countries in the world determined by the JRC all patent applications and patents for ISIS Target Patents. [ * ]. If ISIS declines to apply for or decides to abandon any ISIS Target Patent and relinquish its rights thereunder in any particular country, it will promptly notify ZENECA in writing and ZENECA will have the right to assume responsibility for maintaining such patent application or patent, at its own expense and in its own name. ISIS agrees to cooperate with ZENECA so as to enable ZENECA to undertake such maintenance without loss of patent rights. ZENECA will have complete responsibility for such continued maintenance and may, in its sole discretion, allow any such patent application or patent to lapse at any time.

9.3     Patent Marking.

        ZENECA, its Affiliates and Sublicensees will mark all Collaboration Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws, as required.

9.4     Defense of Patent Infringement Suits.

        (a) Notwithstanding the foregoing, [ * ]. The Parties acknowledge that any royalty owed to Genzyme Molecular Oncology under the GMO License Agreement will be paid by ISIS to Genzyme Molecular Oncology [ * ].

        (b) In the event that (i) ZENECA's use, as set forth in this Agreement, of any ISIS Technology licensed under this Agreement infringes or is likely to infringe any patent or other intellectual property rights of any Third Party, (ii) such infringement is likely to prevent ZENECA from selling Commercial Products, and (iii) at the time a Compound is proposed by the Join Research Committee as a Development Candidate, ISIS has not informed ZENECA in writing of the existence of such potential patent infringement then, and only to the extent that ZENECA is required to pay royalties or other payments to a Third Party, [ * ], but in no event will ISIS' royalty be reduced to less than [ * ] in any calendar year.


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                                       20

        (c) In the event that (i) the discovery, development, manufacture, use or sale of a Collaboration Product is determined by ZENECA in its reasonable estimation to have infringed or to be likely to infringe any patent of any Third Party, and (ii) such infringement is not covered by Paragraph 9.4(b), then, and only to the extent that ZENECA is required to pay royalties or other payments to a Third Party. ISIS and ZENECA will discuss in good faith reducing the royalty payable by ZENECA to ISIS under this Agreement.

        (d) If a Third Party asserts that the manufacture, use or sale of any Collaboration Product infringes a patent owned or controlled by a Third Party, ZENECA will be solely responsible for defending and settling in its sole discretion against any such assertions. ISIS will provide all reasonable assistance requested by ZENECA to defend or settle such action. ISIS will have the right at its own expense to participate in such suit at its own expense.

        (e) The Parties acknowledge that, under certain licenses listed on Exhibits G-1 and G-3 and other licenses that Isis may acquire in the future and which ISIS shall notify ZENECA of in writing, royalties might owe to parties from whom ISIS has acquired nonsublicensable licenses if ISIS is not the manufacturer of a Collaboration Product and no royalty reduction will be made by reason of these royalties.

9.5     Suits for Third-Party Infringement.

        (a) Each party will advise the other promptly upon its becoming aware of any third party infringement of an ISIS Target Patent. ISIS agrees, within reasonable business judgement and at its own discretion, to promptly take such action as is required to restrain such infringement at its own cost. ZENECA will cooperate fully with ISIS at ISIS' expense in ISIS' attempt to restrain such infringers. ZENECA may be represented by counsel of its own selection at its own expense at any suit or proceeding brought by ISIS to restrain such infringement. ISIS will bear the expense of any suit or suits and will obtain all benefits of the recoveries from such suit or suits, whether by judgment, award, decree or settlement up to an amount equal to [ * ]


                                              * CONFIDENTIAL TREATMENT REQUESTED

            [ * ] and the remainder will be allocated among ISIS and ZENECA in a manner reasonably calculated to correspond to the relative distribution of profits on the Collaboration Product(s) to which such recovery pertains between ISIS and ZENECA.

        (b) If, within 14 days of becoming aware of a third party infringement under 9.5(a), ISIS fails to institute an infringement suit that ZENECA feels is reasonably required, ZENECA will have the right, at its own discretion, to institute an action for infringement. ZENECA will bear the expense of any such suit or suits and will obtain all of the benefits of the recoveries from such suit or suits, whether by judgement, award, decree or settlement up to an amount equal to [ * ] and the remainder will be allocated among ISIS and ZENECA in a manner reasonably calculated to correspond to the relative distribution of profits on the Collaboration Product(s) to which such recovery pertains between ISIS and ZENECA. Should ZENECA bring any such suit, ISIS will cooperate in all reasonable ways with ZENECA in any such suit or suits at ISIS' expense. ISIS may be represented by counsel of its own selection at its own expense

        (c) If the parties agree to mutually share expenses and to pursue an infringement suit together, they will (i) share in any and all benefits in the recovery from such suit, whether by judgment, award, decree or settlement in the manner mutually agreed among them, and
            (ii) agree on the lead plaintiff, selection of counsel and other litigation strategy matters.

                                   ARTICLE 10
                           WARRANTIES AND DISCLAIMERS

10.1    Representations and Warranties.

        (a) Each party warrants to the other party that it is free to enter into this Agreement and carry out its obligations hereunder, and that its execution and delivery of this Agreement and performance of its obligations hereunder will not violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement to which it is party or by which it is bound.

        (b) Each party warrants to the other that, to the best of its knowledge, its use (or use by the other party under this Agreement) of its existing technology does not infringe any issued patent of any Third Party of which it is aware, and it has not received any communication alleging that it has infringed or acted in conflict with, or by conducting its business as proposed, would infringe or act in conflict with the right of any Third Party.


                                              * CONFIDENTIAL TREATMENT REQUESTED

        (c) Neither Party has granted, nor during the term of the Agreement will grant, any right to any Third Party relating to its respective technology which would conflict with the rights granted to the other Party in this Agreement.

        (d) Notwithstanding the foregoing, both parties acknowledge that Genzyme Molecular Oncology has certain issued patents and patent applications that ISIS is in the process of licensing under the terms of the GMO License Agreement. Nothing contained in either Party's representations will be deemed to be made without recognition of the existence of these patents.

10.2    Disclaimer.

        ALL ITEMS, INFORMATION AND MATERIALS PROVIDED TO ZENECA BY ISIS HEREUNDER ARE TO BE USED BY ZENECA FOR INVESTIGATIONAL PURPOSES ONLY. NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, OF ANY KIND, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE 11
                             INDEMNITY AND INSURANCE

11.1    Indemnity.

        (a) Each Party (the "Indemnifying Party") will indemnify, defend and hold the other Party (the "Indemnified Party") harmless from and against any and all liabilities, claims, damages, costs, expenses or money judgments incurred by or rendered against the Indemnified Party and its Affiliates and sublicensees arising out of any injuries to person and/or damage to property resulting from (a) negligent acts of the Indemnifying Party performed in carrying out its obligations hereunder, including failure by the Indemnifying Party to provide the Indemnified Party with any information of the Indemnifying Party's which, if timely received would have avoided injury, death or damage, provided such failure to provide such information is due to negligence on the part of the Indemnifying Party, and (b) personal injury to the Indemnified Party's employees or agents or damage to the Indemnified Party's property resulting from acts performed by, under the direction of, or at the request of the Indemnifying Party in carrying out activities contemplated by this Agreement.

        (b) In addition to its obligations in Paragraph 11.1(a) hereof, ZENECA will indemnify and hold ISIS harmless from and against any and all liabilities, claims, damages, costs, expenses or money judgments which result from the manufacture (other than manufacture by ISIS), use, promotion and sale of Development Candidates or Collaboration Products under this Agreement.

        (c) The Indemnifying Party's obligations hereunder as to any claim are subject to (i) its being given prompt notice thereof; (ii) the sole right to control the defense and settlement; and (iii) the lack of negligence or willful misconduct leading to the claim by the Indemnified Party.

11.2    Insurance.

        Each Party will obtain and maintain, in all places in which Collaboration Products are developed, used or sold, product liability insurance in the amounts and with the deductibles customarily maintained by that party and which are consistent with its obligations with respect to the products sold. Each Party will provide to the other information concerning the existence of such insurance upon request from time to time.

                                   ARTICLE 12
            TRADENAMES, TRADEMARKS, CONFIDENTIALITY AND PUBLICATIONS

12.1    Tradenames and Trademarks.

        Nothing contained in this Agreement will be construed as conferring any right of one Party to use in any manner any tradename or trademark of the other Party or any of its Affiliates without such other party's prior written consent and approval as to form.

12.2    Confidentiality.

        ZENECA and ISIS agree for themselves, and for their Affiliates and Sublicensees, and on behalf of their respective officers, employees and agents, that for the greater of five years following the expiration or termination of this Agreement or fifteen years from the Effective Date, each will treat as confidential, using the maximum degree of care that it uses for its own proprietary information, and that it will not use (except as permitted under this Agreement) for its own benefit or the benefit of any third party, any of the Confidential Information furnished to it by the other party unless the furnishing party otherwise agrees in writing or unless the party receiving the Confidential Information is required to disclose such Confidential Information to a court of law or to appropriate governmental agencies to enable the recipient to secure governmental approval of a Collaboration Product. In each such case, the recipient will notify the disclosing party of the requirement and work together with the disclosing party to obtain the maximum amount of confidentiality provided by such court of law or governmental agency.

12.3    Shared Confidential Information.

        In the course of performance of this Agreement, the Parties may jointly develop, invent or discover information, which will be considered to be the "Shared

        Confidential Information" of both Parties. Each Party agrees that it will take the same steps to protect the confidentiality of the Shared Confidential Information as it takes to protect its own proprietary and confidential information.

        Each Party will protect and keep confidential and will not publish or otherwise disclose to any Third party, except as contemplated by this agreement or with the other Party's written consent, the Shared Confidential Information for the same period which covers the Confidential Information. Each Party may, however, use any Shared Information for any purpose provided that such use will not be deemed a license or grant of any additional right or license other than or in addition to the rights and licenses granted in this Agreement.

        This Paragraph 12.2 and 12.3 supersedes any confidential disclosure agreement between the Parties as to the subject matter hereof. Any confidential information under such agreement will be treated as Confidential Information hereunder.

12.4    Publications.

        ISIS and ZENECA agree to discuss the timely publication in respected scientific journals of articles prepared by their respective researchers relating to such researchers' work on Development Candidates or Collaboration Products with a view toward resolving the competing interests of confidentiality and desired scientific credit through publication. The manuscript of each proposed publication will first be submitted to both parties and if either Party advises within 30 days of receipt of the manuscript that publication of particular information would materially diminish the commercial value of a Development Candidates or Collaboration Products, publication of such information will be delayed for such time as the parties agree, in order to permit the preparation of patent applications or other documents to protect the commercial interests of the parties. The Parties acknowledge that publication delay may be beneficial to ensure that patent filings contain appropriate support and, as a result, the Party whose invention is involved will inform the other of the time reasonably required to ensure an optimal patent coverage strategy and both parties agree to abide by that decision. Notwithstanding the foregoing, there will be no publication of any Confidential Information or Shared Confidential Information reasonably valuable to ISIS or ZENECA without the agreement of both ISIS or ZENECA.

                                   ARTICLE 13
                                  MISCELLANEOUS

13.1    Bankruptcy.

        All rights and licenses granted under or pursuant to this Agreement by ISIS to ZENECA are, and will otherwise be deemed to be, for purposes of
        Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under section 101(60) of the Bankruptcy Code. The Parties agree that ZENECA, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. ISIS agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against ISIS under the Bankruptcy Code, ZENECA will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession will be promptly delivered to ZENECA (a) upon any such commencement of a bankruptcy proceeding upon written request therefore by ZENECA, unless ISIS elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of ISIS upon written request therefore by ZENECA.

13.2    Waiver.

        No waiver by either party hereof of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent or similar breach or default.

13.3    Assignment.

        This Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and assigns; provided, however, that neither party will assign any of its rights and obligations hereunder to a non-Affiliate without the consent of the other party which consent will not be withheld unreasonably except as incident to the merger, consolidation, reorganization, or acquisition of stock or assets affecting substantially all of the assets or actual voting control of the assigning party with regard to the business unit to which this Agreement relates.

13.4    Notices.

        Any notice or other communication required or permitted to be given to either party hereto will be in writing and will be deemed to have been properly given and to be effective on the date of delivery if delivered in person or by telex or facsimile or 2 business days after mailing by expedited delivery or 5 days after mailing by registered or certified mail, postage paid, to the other party at the following address:

        In the case of ISIS:                Isis Pharmaceuticals, Inc.
                                            2292 Faraday Avenue
                                            Carlsbad, CA  92008
                                            Attention:  CEO (Fax: 760-931-0265)
                                            With copy to: B. Lynne Parshall
                                            (Fax: 760-431-9448)

        In the case of ZENECA               Zeneca Pharmaceuticals
                                            Attention:  The Legal Director
                                            Alderley House, Alderley Park,
                                            Macclesfield Cheshire SK10 4TF.
                                            Attention: Legal Director
                                            (Fax: [ * ])

        Either party may change its address or fax number for communications by a notice to the other party in accordance with this Paragraph 13.4.

13.5    Governing Law.

        This Agreement will be interpreted and construed in accordance with the substantive laws of the State of Delaware. ZENECA and ISIS hereby submit to the jurisdiction and venue and procedural rules of the United States District Courts for the State of Delaware for any action hereunder that is permitted consistent with Paragraph 13.11. ZENECA and ISIS agree that service of process may be effected against each of them by certified or registered mail with respect to legal actions commenced in any such jurisdiction by the other, its successors or assigns.

13.6    Amendment.

        No amendment or modification hereof will be valid or binding upon the parties unless made in writing and signed by both parties.

13.7    Force Majeure and Hardship.

        (a) Any delays in performance by any party under this Agreement will not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The party suffering such occurrence will immediately notify the other party and the time for performance of any obligation hereunder, except the due diligence obligations set forth in Paragraph 3.1, will be extended by the actual time of delay caused by the occurrence.

        (b) If for reasons unforeseen at the Effective Date the performance of this Agreement becomes an undue burden for either party the parties will in good faith negotiate for an appropriate amendment hereof with a view to alleviating or eliminating said burden.


                                              * CONFIDENTIAL TREATMENT REQUESTED

13.8    Independent Contractors.

        Nothing contained in this Agreement will be construed to create an agency, partnership or employer and employee relationship between ISIS and ZENECA. At no time will one party make commitments or incur any charges or expenses for or in the name of the other party except as specifically provided herein.

13.9    Severability.

        If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it will, if possible, be interpreted rather than voided, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement will remain valid and enforceable to the full extent.

13.10   Entire Agreement.

         This Agreement when they are executed embody the entire understanding of the parties with respect to the subject matter of this Agreement and will supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

13.11   Dispute Resolution.

        Any dispute or claim arising out of or in connection with the Agreement will be resolved as follows: (i) for a period of 30 days after a dispute arises the CEO of ISIS and the Research and Development Director of ZENECA Pharmaceuticals business will negotiate in good faith in an effort to resolve the dispute and (ii) if the dispute has not been resolved at the close of such 30 day period, the matter will be finally settled by binding arbitration under the Rules of Arbitration of the American Arbitration Association, by their arbitrators appointed in accordance with said rules; provided that if the parties cannot agree on who is to serve as the arbitrator, each party will appoint one nominee and those nominees will in turn jointly appoint the third arbitrator. Arbitration will take place in Delaware. The costs of the arbitration, including administrative and arbitrators' fees, will be shared equally by the parties; provided, that each party will bear the costs of its own attorneys' fees and expert witness fees. Judgment on an award rendered by an arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief without breach of this arbitration provision.

13.12   Government Approvals.

        The Parties agree to make all filings with governmental agencies as shall be required by law in connection with this Agreement and the activities contemplated hereunder.


IN WITNESS WHEREOF, the Parties have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, as of the day and year hereinabove written.

                       Isis Pharmaceuticals, Inc.


                       BY ________________________________
                              B. Lynne Parshall
                       Title:        Executive Vice President

                       Zeneca Limited

                       By _________________________________
                              C.R.W. Petty
                       Title: Legal Director, Authorized Signatory

                                    EXHIBIT A
                                   DEFINITIONS

1.1 "ABANDONED COMPOUND" means a Development Candidate which ZENECA subsequently ceases to develop or commercialize pursuant to Paragraph 3.1(b) or 3.3.

1.2 "ABANDONED TARGET" means (i) any Target for which another Target is substituted pursuant to Paragraph 2.8; (ii) any Target following termination of the research program for such Target; and (iii) all Targets upon termination of the Research Collaboration.

1.3 "ACTIVE TARGET PROGRAM" means (i) an ongoing research program as part of the Research Collaboration on the Target; (ii) an active clinical development program for a Development Candidate inhibiting such Target; or (iii) a marketing and commercialization program for a Collaboration Product inhibiting such Target.

1.4 "AFFILIATE" means, as to ISIS, any corporation, company, partnership, joint venture or firm which controls, is controlled by, or is under common control with, ISIS; and, as to ZENECA, any enterprise which, directly or indirectly, is controlled by ZENECA alone or together with partners of ZENECA or partners of ZENECA alone, as long as such control exists. For the purpose of the preceding sentence, the word "control" means the ownership of at least 50% of the outstanding voting stock of such enterprise or, a comparable equity interest in any other type of entity.

1.5 "ANTISENSE TECHNOLOGY" means the selective inhibition of protein synthesis at the nucleic acid level. This inhibition is caused by the binding of an oligonucleotide or an analog thereof (termed "oligonucleotide") to the complementary sequence. In particular, an oligonucleotide will specifically bind to the sequence of the selected messenger or viral RNA by base-pairing and will hence bring about a selective inhibition of gene expression.

1.6 "[ * ] " means those molecular targets which play a direct role in regulation of [ * ] and for which inhibitors are anticipated to provide a positive therapeutic benefit in the treatment of [ * ]. Targets covered are: [ * ].

1.7 "CANCER-RELATED TARGETS" means Targets added to the Research Collaboration pursuant to Paragraph 2.8 whose primary therapeutic use is the treatment of cancer.

1.8 "COLLABORATION PRODUCT(S)" means a Development Candidate which ZENECA commercialize itself or through its Affiliate or Sublicensees.


                                              * CONFIDENTIAL TREATMENT REQUESTED

1.9 "COMPOUNDS" means any oligonucleotide or analogs designed using Antisense Technology for use as a human therapeutic to inhibit a Target as part of the Research Collaboration.

1.10 "CONFIDENTIAL INFORMATION" means any confidential information including, without limitation, information which is disclosed by one party to the other relating to any technology research project, development project or plan, manufacturing process, technology or plan, marketing or commercial plan, financial or personnel matter relating to either Party, its present or future products whether within or outside the Collaboration, whether in oral, written, graphic or electronic form. Confidential Information will not include information which:

        (a) is or will have been known to the receiving party prior to the disclosure by the other party as evidenced by written record or other proof; or

        (b) is or will have been public knowledge through no fault of the receiving party; or

        (c) has been received from a Third Party who did not acquire it directly or indirectly from the disclosing party; or

        (d) is independently developed by the receiving party without the use of or reference to information disclosed by the other party.

        The material financial terms of this Agreement constitute Confidential Information.

1.11 "DEVELOPMENT CANDIDATE" means a Compound and formulation which meets the Research Target Profile and is accepted for development by ZENECA. Chemical modifications to a Development Candidate or materially different formulations that have a significant effect on the commercial desirability of the Development Candidate will be considered separate Development Candidates.

1.12    "EFFECTIVE DATE" means December 18, 1998.

1.13 "EXCESS RESEARCH COSTS" means the costs of the Research Collaboration in addition to Research Payments described in subparagraph 2.4(b). Excess Research Costs for compound supply in excess of [ * ] per compound per calendar year or [*] of all compounds per calendar year will be billed at [ * ] of the sum of ISIS' actual cost of raw materials for such compound plus ISIS' Personnel Fully Burdened Rate for such manufacture (including an appropriate allocation of costs of process development, analytical development and scale up for such manufacture). Excess Research Costs for outside expenditures will be billed at [ * ]. Excess Research Costs for ISIS performance outside the tasks outlined in the Research Plan will be billed at ISIS' Personnel Fully Burdened Rate.


1.14 "FDA" means the United Stated Food and Drug Administration or an equivalent agency in a Major Country.


                                              * CONFIDENTIAL TREATMENT REQUESTED

1.15 "FIRST COMMERCIAL SALE" means the first transfer for value of title to a Collaboration Product by ZENECA, its Affiliates or Sublicensees to a non-Affiliate for consideration in any arm's length transaction or the first use (excluding the supply of clinical trial materials) of a Collaboration Product by ZENECA, its Affiliates or Sublicensees in a country following Governmental Approval in such country, whichever occurs first. For the purpose of this definition all transfer of title to reasonable quantities of any free samples of Collaboration Product or to clinical trial material shall not constitute a First Commercial Sale.

1.16 "GMO LICENSE AGREEMENT" means a non-exclusive license agreement with Genzyme Molecular Oncology to license certain [ * ] patents having the terms attached hereto as Exhibit H.

1.17 "IND" means the regulatory filing required to initiate Phase I Clinical Trials in the US or any other country. If Phase I Clinical Trials are initiated without a requirement for regulatory filing or approval an IND will be deemed to have been filed on initiation of Phase I Clinical Trials.

1.18 "INFLATION FACTOR" will mean an annual adjustment based upon changes in the Consumer Price Index for Urban Wage Earnings and Clerical Worker - U.S. City Average, for the prior 12 months, rounded up to the nearest $5,000 per FTE.

1.19    [ * ].

1.20 "ISIS DEVELOPMENT EXPENSES" means costs incurred by ISIS to conduct, at ZENECA's request, additional work on a Compound after it has been designated a Development Candidate and will include ISIS labor, billed at the ISIS Personnel Fully-Burdened Rate (which will include overhead items such as operating leases, rents, equipment, supplies and related departmental and company overhead) plus outside expenses including the cost of raw materials for compound supply, clinical grants, laboratory work, CRO, outside data management charges, charges for outside pharmacokinetic, toxicological and other testing, and an appropriate allocation of all manufacturing functions which directly benefit a Development Candidate including process development and analytical research and development.

1.21 "ISIS KNOW-HOW" means all proprietary inventions, technology, trade secrets, clinical and preclinical results (collectively, "inventions") discovered or developed by ISIS prior to the Effective Date which are necessary or useful to make, use or sell Collaboration Products and which are not covered by ISIS Patents. ISIS Know-How will also include any inventions which are not covered by ISIS Patents which are necessary or useful to make, use or sell Collaboration Products, discovered or developed by ISIS after the Effective Date or acquired by ISIS from


                                              * CONFIDENTIAL TREATMENT REQUESTED

        Third Parties before or after the Effective Date provided that ISIS is free to license such inventions to ZENECA, and, provided further, that if ISIS developed or acquired such inventions for or from a Third Party, ISIS and ZENECA have mutually agreed on the terms upon which ISIS will provide such inventions to ZENECA, as provided for in Paragraph 7.1(c).

1.22 "ISIS PATENTS" means any and all patents, both foreign and domestic, which relate to inventions made by ISIS on or prior to the Effective Date which are necessary or useful to make, use or sell Collaboration Products including without limitation ISIS Target Patents. ISIS Patents will also include any patents relating to inventions made by ISIS after the Effective Date or licensed to ISIS before or after the Effective Date which are necessary or useful to make, use or sell Collaboration Products, provided that ISIS is free to license such patents to ZENECA and, provided further, that if ISIS developed or acquired such inventions for or from a Third Party, ISIS and ZENECA have mutually agreed on the terms upon which ISIS will provide such patents to ZENECA as provided in Paragraph 7.1(c). Notwithstanding the foregoing, ISIS Patents will include any Patents licensed to ISIS under the GMO License Agreement with no further payments required except as expressly provided in this Agreement. "Patents" as used herein will include, without limitation, all substitutions, extensions, reissues, renewals, divisions, continuations, continuations-in-part, inventors' certificates and all foreign counterparts of the aforementioned. Attached hereto as Exhibit G is a list of all ISIS' licenses as of the Effective Date that may be relevant to the Research Collaboration including the technology covered and the royalty rate.

1.23    "ISIS PERSONNEL FULLY-BURDENED RATE" means [ * ].

1.24 "ISIS TARGET PATENTS" means claims of ISIS Patents arising out of inventions made by ISIS during the Research Collaboration which cover specific antisense compounds directly inhibiting a particular Target.

1.25    "ISIS TECHNOLOGY" means ISIS Patents, ISIS Target Patents and ISIS
        Know-How.

1.26    "JOINT RESEARCH COMMITTEE" means the Committee defined in Paragraph 2.2.

1.27 "MAJOR COUNTRY" means the United States, Japan, the Federal Republic of Germany, France, the United Kingdom or other European Community country if chosen by ZENECA to be rapporteur country for the Hi-Tech product registration procedure within the European Community.

1.28 "NDA" means a New Drug Application filed with FDA after completion of clinical trials to obtain marketing approval for a commercial product in the United States or equivalent application for regulatory approval in other countries.


                                              * CONFIDENTIAL TREATMENT REQUESTED

1.29 "NET SALES REVENUE" means the total invoiced amount of all sales of Collaboration Product by ZENECA its Affiliates or Sublicensees less:

        i) Prompt payment or other trade or other quantity discounts, rebates or retroactive price reductions actually allowed and taken in such amounts as are customary in the trade;

        ii) Commissions paid or allowed to distributors and agents who are independent Third Parties other than such parties who are performing detailing functions;

        iii) Amounts repaid or credited by reason of timely failure or rejection or recalls (whether voluntary or mandatory);

        iv) Customs, duties and taxes (other than franchise or income taxes on the income of ZENECA) actually paid or withheld;

        v) Allowances [ * ] in any period including any allowances for bad debt, provided that upon the extinguishment of any such allowance, the extinguishment will be determined to be a receipt; and

        vi) Transportation and delivery charges [ * ] in any period, including insurance premiums.

        Net Sales Revenue shall exclude:

        i. The transfer of reasonable and customary quantities of free samples of Collaboration Product, clinical trial materials and sales to an Affiliate or a Sublicensee, other than for subsequent resale.

        ii. Sales or transfers of Collaboration Product among ZENECA and its Affiliate unless the receiving party is the consumer or user of the Collaboration Product.

        iii. Use by ZENECA, its Affiliates or Sublicensees of Collaboration Product for any use connected with the securing of regulatory approval or validating of a manufacturing process or the obtaining of other necessary marketing approvals for Collaboration Product.

        If ZENECA, its Affiliates or Sublicensees intend to use a Collaboration Product rather than resell it, the sales price for such Product will be calculated based on the average of the sales of Collaboration Product to Third Parties during the period in which such Collaboration Product is transferred to such Affiliate or Sublicensee and included in Net Sales Revenue as if sold to a Third Party at such price during such period.

        Net Sales Revenue will be calculated in U.S. dollars in accordance with Paragraph 4.5.


                                              * CONFIDENTIAL TREATMENT REQUESTED

1.30 "NON-CANCER-RELATED TARGETS" means Targets added to the Research Collaboration pursuant to Paragraph 2.8(c) whose primary therapeutic use is the treatment of a disease or diseases other than cancer.

1.31    "PARTY" means ISIS or ZENECA, or ISIS and ZENECA.

1.32 "PHASE II CLINICAL TRIALS" means the initial clinical testing of a Compound in humans who are patients with a disease for which the Compound is being tested with the intention of gaining a preliminary assessment of the safety, efficacy and dosing regimen of a Compound in treating such disease.

1.33 "PIVOTAL QUALITY CLINICAL TRIAL" will mean a human clinical trial of a Compound designed to be of a size and statistical power to support an NDA Filing alone or in combination with other studies. If it is unclear whether or not a study design will be sufficient to support an NDA Filing (other than by virtue of the uncertainty of efficacy data from that trial) the study will be deemed to be a Pivotal Quality Trial on the initiation of activities to support an NDA Filing. Initiation of a Phase III clinical study will be deemed to be initiation of a Pivotal Quality Study.

1.34 "RESEARCH COLLABORATION" means the collaboration between ISIS and ZENECA to discover antisense drugs as defined in this Agreement.

1.35 "RESEARCH PAYMENTS" mean the regular payments described in Paragraph 2.4(b) as increased and pursuant to Paragraph 2.4(c) and 2.8, but will not include the Excess Research Costs.

1.36 "RESEARCH TARGET PROFILE" means the scientific criteria specified by the Joint Research Committee to be fulfilled for a Compound to be met prior to designation of the Compound as a Development Candidate and prior to the initiation of IND-enabling toxicology, pharmacology and pharmacokinetic studies, including the methods for testing Compounds to determine whether the Profile is met. The Research Target Profile for the [ * ] are attached as Exhibit D.

1.37 "SHARED COMPOUND" means a Development Candidate which ZENECA proposes and ISIS accepts to develop and commercialize on a shared basis pursuant to Paragraph 3.5.

1.38 "SUBLICENSEE" means any Third Party (including a distributor) who is given the right to market and sell a Collaboration Product. A Third Party who is given only the right to sell a Collaboration Product (such as a wholesaler) will not be considered a Sublicensee. It is recognized and agreed that distributors appointed by ZENECA whose sole function is to purchase and resell Collaboration Product are not sublicensees for the purpose of this definition.


                                              * CONFIDENTIAL TREATMENT REQUESTED

1.39 "TARGETS" means specific individual molecular targets either initially or from time-to-time, collectively the Initial Targets, Cancer-Related Targets, and Non-Cancer-Related Targets. When an Active Target Program for a Target terminates, that Target will cease to be a Target and will thereafter become an Abandoned Target. Targets will include the Initial Targets plus any other Targets added or substituted pursuant to Paragraph 2.8 hereof, with any Abandoned Target when abandoned. Research relating to the Targets includes the elaboration of necessary cellular, biochemical and molecular-biological approaches (i.e., the development of the knowledge not already available to the two partners, the development and setting up of relevant assays) towards the inhibition of the expression of the proteinic target molecules by Antisense Technology as well as the conception, design, synthesis and development of therapeutic entities, including the characterization of their biophysical and pharmacokinetic properties.

1.40    [ * ].

1.41 "THIRD PARTY" means any party other than ISIS and its Affiliates or ZENECA and its Affiliates and Sublicensees.

1.42 "THIRD PARTY SUPPLIER" means any person or entity other than a party to this Agreement, its Affiliates, and/or its respective employees from whom ZENECA purchases commercial quantities of Bulk Drug Substance.

1.43    "ZENECA FIELD OF USE" means [ * ].


                                              * CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT B
                           COLLABORATION RESEARCH PLAN



                                      [ * ]

                            ENTIRE EXHIBIT REDACTED.


                                              * CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT C
                      JOINT RESEARCH COMMITTEE COMPOSITION


                                      [ * ]


                            ENTIRE EXHIBIT REDACTED.


                                              * CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT D
                 RESEARCH TARGET PROFILE FOR THE INITIAL TARGETS


                                      [ * ]


                            ENTIRE EXHIBIT REDACTED.

                                              * CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT E
                          TECHNICAL MILESTONE CRITERIA



                                      [ * ]


                            ENTIRE EXHIBIT REDACTED.


                                              * CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT F
                          MANUFACTURING SPECIFICATIONS


Typical Specifications for a Uniform Phosphorothioate Active Pharmaceutical Ingredient


IDENTITY:
ES-MS                                       [ * ]
Sequencing by MALDI-TOF MS                  [ * ]
Functionality                               [ * ]

IMPURITY PROFILES: (AT LEAST TWO):
P-NMR                                       [ * ]
Capillary Gel Electrophoresis               [ * ]
Reversed-phase HPLC                         [ * ]
Anion Exchange HPLC                         [ * ]

ASSAY: (AT LEAST ONE)
Oligonucleotide Content by uV               [ * ]
Full-length Oligonucleotide by              [ * ]
uV X CGE Impurity Profile

IMPURITIES:
Organic Volatiles by Capillary GC           [ * ]
ACS Heavy Metals by ICP-MS                  [ * ]

QUALITY:
Endotoxins, USP                             [ * ]
Bioburden, USP                              [ * ]

OTHER:
Sodium content                              [ * ]
pH of 1% solution                           [ * ]
Moisture Content (KF or GC)                 [ * ]


                                              * CONFIDENTIAL TREATMENT REQUESTED

                                   EXHIBIT G-1
                                  ISIS LICENSES


     CONTRACT                FIELD                PATENTS            PAYMENT OBLIGATIONS
--------------------  --------------------   ------------------ ------------------------------
CHEMISTRY

Cross License                [ * ]                 [ * ]        In consideration for the
Agreement (and                                                  reciprocal license, [ * ];
amendments) with                                                however, a royalty of [ * ]
Novartis Pharma AG                                              of sublicensee's net sales
                                                                of each product in countries
                                                                where the incorporation of
                                                                the modifications into such
                                                                product, or sale of such
                                                                product would infringe an
                                                                issued and valid Novartis
                                                                patent

GENES

Genzyme Molecular            [ * ]                 [ * ]        [ * ] of net sales of all
Oncology License                                                licensed products
Agreement



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
                                   EXHIBIT G-2
                                  ISIS LICENSES


     CONTRACT                FIELD                PATENTS            PAYMENT OBLIGATIONS
--------------------  --------------------   ------------------ ------------------------------
CHEMISTRY
Ajinomoto License            [ * ]                 [ * ]        [ * ] of net sales (gross
Agreement                                                       invoice price to any third
                                                                party, less only accepted
                                                                returns from Isis's or Isis'
                                                                sublicensee's customer,
                                                                breakage, etc).  Any
                                                                transaction between Isis and
                                                                any Isis sublicense shall
                                                                not be included in net sales

PNA Group License            [ * ]                 [ * ]        [ * ] royalty payable to PNA
Agreement                                                       Group of net sales revenues
                                                                and a [ * ] royalty of
                                                                sublicensing revenue (not to
                                                                be less than [ * ] of the
                                                                sublicensee's net sales
                                                                revenues) on sale of products
                                                                covered by patents

Centre National De           [ * ]                 [ * ]        [ * ] of the billed sales
La Recherche                                                    price on products using
Scientifique                                                    patented technology
(CNRS) License
Agreement

The Research                 [ * ]                 [ * ]        [ * ] royalty of the net
Foundation of                                                   sales revenue derived by
State University                                                Isis or affiliates or
of New York                                                     sublicensees from the sale
License Agreement                                               of products

Vical License                [ * ]                 [ * ]        [ * ] royalty on the net
Agreement                                                       sales revenues for patented
                                                                products sold by Isis and
                                                                [ * ] royalty of net
                                                                sales revenues for patented
                                                                products sold by Isis'
                                                                sublicensees

     CONTRACT                FIELD                PATENTS            PAYMENT OBLIGATIONS
--------------------  --------------------   ------------------ ------------------------------
                             [ * ]                 [ * ]        Total royalty payment of [ * ]
Gen-Probe Assets                                                on net sales revenues ([ * ])
Purchase Agreement                                              received by Isis from the
                                                                territories in which the
                                                                issued patents subsists
                                                                (i.e. United States and its
                                                                territories, Australia,
                                                                Canada, Israel and Japan) or
                                                                on net sales revenues
                                                                received by Isis from
                                                                product made in the
                                                                territories in which the
                                                                issued patents subsists
                                                                (i.e. United States and its
                                                                territories, Australia,
                                                                Canada, Israel and Japan)

McGill University            [ * ]                 [ * ]        [ * ] royalty on Isis net
Research and                                                    sales revenue for any
License Agreement                                               chirally pure
                                                                oligonucleotide therapeutic
                                                                or diagnostic product or
                                                                reagent developed,
                                                                manufactured or sold by Isis
                                                                and [ * ] of all
                                                                sublicensing revenues
                                                                received from unrelated
                                                                third parties


                                              * CONFIDENTIAL TREATMENT REQUESTED

                                   EXHIBIT G-3
                                  ISIS LICENSES


USE/PROCESS/MANUFACTURING

University                   [ * ]                 [ * ]        [ * ] of adjusted gross revenue
Technologies                                                    on products sold as linker
International Inc.                                              derivatized support matrices for
License Agreement                                               oligonucleotide synthesis, [ * ]
                                                                of adjusted gross revenue on
                                                                products sold as nucleoside
                                                                reagents with Q-linker or
                                                                alternate linkers governed by
                                                                patents, [ * ] of adjusted gross
                                                                revenue on all other products
                                                                with the exception of the
                                                                therapeutic drug candidate

Applied                      [ * ]                 [ * ]        [ * ] of ABI published list
Biosystems, Inc                                                 price for a gram of the same or
License Agreement                                               equivalent licensed reagent then
                                                                being marketed by ABI
Perseptive                   [ * ]                 [ * ]        Royalty free license to
Biosystems, Inc.                                                manufacture, have manufactured
License Agreement                                               and use for its own use in house
                                                                and for its own purposes and to
                                                                incorporate as a raw material
                                                                into its own products for its
                                                                own use, the use of others or
                                                                for sale, but not to sell
                                                                licensed products, and to use
                                                                licensed product

National Technical           [ * ]                 [ * ]        [ * ] royalty payable to NTIS on
Information                                                     net sales revenues received by
Service (NTIS)                                                  Isis from sales within the
License Agreement                                               United States and its
                                                                territories.


                                              * CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT H
                                 GMO TERM SHEET

                 ISIS REVISED PROPOSAL FOR NON-EXCLUSIVE LICENSE

                                                               November 12, 1998


Licensee:                Isis Pharmaceuticals, Inc. ("Isis")


Licensor:                Genzyme Corporation ("Genzyme")


Field:                   Oligonucleotide Inhibition of [ * ] gene expression.


Patent rights:           The patent rights  include any issued patents or patent
                         applications owned by or assigned to Genzyme or licensed to
                         Genzyme that would cover the discovery, development or
                         commercialization of oligonucleotide inhibiting [ * ] gene expression.  The patent rights specifically include without limitation patents or patent applications claiming priority to
                         [ * ] including patents that issue on such patent applications and improvements, reissues, reexaminations, renewals,
                         extensions, divisions, continuations, and continuations-in-part and foreign counterparts of such patents and patent
                         applications.


License Grant:           Genzyme grants a non-exclusive, worldwide, royalty-bearing sublicense under the Patent Rights to discover, develop, make, have made, use, import and export, offer for sale, and sell
                         Licensed Products for use in the Field (including the right to develop, make and use the Licensed Methods in the Field).
                         Genzyme will also grant to Isis the right to sublicense, but only to the extent necessary to allow development and
                         commercialization of an [ * ] antisense inhibitor as a drug.
                         Any such sublicense will survive any termination of the Isis
                         License if the sublicensee agrees to be bound by its terms.

                         A Licensed Product shall mean a compound, the discovery, development, manufacture, use or sale of which would, but for the licenses granted hereunder, infringe a valid claim of an issued patent, the Patent
                         Rights or a Licensed Method.

                         A Licensed Method shall mean a method of use that is covered by an issued valid and unexpired claim of the patent rights.


Up-front Payment:        $______ within 30 days of signing


Milestone Payments       [ * ]                                    $_______
for the first Licensed
Product :                [ * ]                                    $_______

                         [ * ]                                    $_______

                         [ * ]                                    $_______

                         [ * ]                                    $_______

                         All milestone payments will be increased by ___% if commercialization of the Licensed Product would, except for the License Grant, otherwise infringe claims of issued US patent(s).


Royalties:               ___% on Net Sales of Licensed Products in territories where commercialization of the Licensed Product would, except for the
                         License Grant, infringe a claim of a valid issued patent in the territory of sale.

                         or:

                         ___% on Net Sales of Licensed Products in territories where a Licensed Method was used to derive the Licensed
                         Product, and where valid patent(s) with valid claim(s) covering the Licensed Method are in force.


Credits/stacking         The upfront payment and milestone payments will not be
                         creditable against royalties.


Favored Licensee         Genzyme agrees that if additional non-exclusive sublicenses are
Status:                  granted to third parties in the Field that ISIS will have the option to change the terms of the ISIS-Genzyme
                         agreement to match those of the sublicensing agreement
                         with the third party.


                                              * CONFIDENTIAL TREATMENT REQUESTED